Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 30, 2017 (except for Note 2, under the heading Reverse stock split, as to which the date is January 16, 2018), with respect to the financial statements of ARMO BioSciences, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-222371) and related Prospectus of ARMO BioSciences, Inc. for the registration of its common stock.

/s/ERNST & YOUNG LLP

Redwood City, California

January 25, 2018